Exhibit 10.3

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

)
In the Matter of:	)
) AA-EC-12-112
HSBC Bank USA, N.A.	)
McLean, Virginia	)
)
)

CONSENT ORDER FOR THE

ASSESSMENT OF A CIVIL MONEY PENALTY

The Comptroller of the Currency of the United States of America (“Comptroller”), through his national bank examiners and other staff of the Office of the Comptroller of the Currency (“OCC”), has conducted an examination and investigation of the Payments and Cash Management (“PCM”), Global Banknotes, and foreign correspondent operations of HSBC Bank USA, N.A., McLean, Virginia (“Bank”). The OCC has identified deficiencies in the Bank’s internal controls for these areas as well as in its overall program for Bank Secrecy Act/anti-money laundering (“BSA/AML”) compliance. These findings were the subject of a Consent Cease and Desist Order issued on October 6, 2010 (“Consent Order”). Upon issuance of the Consent Order, the OCC deferred a decision with regard to the assessment of a civil money penalty (“CMP”) against the Bank based on deficiencies addressed in the Consent Order, pending additional investigation.

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation and Consent to the Issuance of a Consent Order for the Assessment of a Civil Money Penalty,” dated December 11, 2012 (“Stipulation”), that is accepted by the Comptroller. By this Stipulation, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order for the Assessment of a Civil Money Penalty (“CMP Order”) by the Comptroller.

On December 11, 2012, the Bank entered into a Deferred Prosecution Agreement (“DPA”) with the United States Department of Justice (“DOJ”). In the DPA, the Bank admitted it had violated 31 U.S.C. § 5318(h)(1), which makes it a crime to willfully fail to establish and maintain an effective AML program, and 31 U.S.C. § 5318(i)(1), which makes it a crime to willfully fail to establish due diligence for foreign correspondent accounts. The Bank further consented to DOJ’s findings in connection with these violations.

ARTICLE I

COMPTROLLER’S FINDINGS

The Comptroller finds the following:

The Comptroller incorporates the following findings in Article I of the Consent Order:

(1) The OCC’s examination findings identified deficiencies in the Bank’s BSA/AML compliance program. These deficiencies resulted in a BSA/AML compliance program violation under 12 U.S.C. § 1818(s) and its implementing regulation, 12 C.F.R. § 21.21 (BSA Compliance Program). In addition, the Bank violated 12 C.F.R. § 21.11 (Suspicious Activity Report Filings); and 31 U.S.C. § 5318(i) and its implementing regulation, 31 C.F.R. § 1010.610 (Correspondent Banking) (formerly 31 C.F.R. § 103.176).

The Bank failed to adopt and implement a compliance program that adequately covers the required BSA/AML program elements, including, in particular, internal controls for customer due diligence, procedures for monitoring suspicious activity, and independent testing. The Bank's compliance program and its implementation were ineffective, and accompanied by aggravating factors, such as highly suspicious activity creating a significant potential for unreported money laundering or terrorist financing.

Some of the critical deficiencies in the elements of the Bank’s BSA/AML compliance program included the following:

(A) The Bank excluded from automated BSA/AML monitoring wire transfers initiated by customers domiciled in countries risk rated as “standard” or “medium,” representing two-thirds of total dollar volume for PCM. While the Bank employed other methods for monitoring wire transactions for customers located in countries risk rated standard or medium, these alternatives provided limited coverage, were not effective, and did not mitigate the BSA/AML risks posed;

(B) During mid-2006 through mid-2009, the Bank did not perform BSA/AML monitoring for banknote (or “bulk cash”) transactions with Group Entities (defined as the Bank’s foreign affiliates in which the Bank’s parent, HSBC Holdings plc, London, England (“HSBC Group”), holds a majority interest);

(C) The Bank did not collect or maintain customer due diligence (“CDD”) or enhanced due diligence (“EDD”) information for Group Entities. The Bank transacted extensive wire transfers and purchases of United States bulk cash with Group Entities. The lack of due diligence information inhibited the Bank's assessment of customer risk and the identification of suspicious activity in Group Entity accounts;

(D) The Bank failed to disposition its alerts appropriately or to comply fully with its obligation to report suspicious activity on time. As part of the 2009-10 examination, the OCC cited the Bank for its backlog of unprocessed alerts. The

Bank’s subsequent review of the backlogged alerts led it to file a substantial number of late Suspicious Activity Reports (“SARs”) with law enforcement authorities; and

(E) The Bank did not appropriately designate customers as “high-risk” for purposes of BSA/AML monitoring, even where a customer’s association with politically-exposed persons (“PEPs”) could have harmed the Bank’s reputation.

(2) The above violations and failures were the result of a number of factors, including, among others, (i) inadequate staffing and procedures in the alert investigations unit that resulted in a significant backlog of alerts; (ii) the closure of alerts based on ineffective review; (iii) inadequate monitoring of Group Entities’ correspondent accounts for purpose and anticipated activity, anti-money laundering record, or consistency between actual and anticipated account activity; (iv) unwarranted reliance on Group Entities’ following HSBC Group BSA/AML policies; (v) inadequate monitoring of funds transfers; (vi) inadequate procedures to ensure the timely reporting of suspicious activity; (vii) failure to adequately monitor Group Entities’ banknote activity, (viii) inadequate monitoring of correspondent funds transfer activity; and (ix) inadequate collection and analysis of CDD information, including inadequate monitoring of PEPs.

The Comptroller further finds, for purposes of this CMP Order:

(3) The Bank has not fully complied with Article IX (Wire Monitoring) of the Consent Order. In relevant part, the Consent Order required the Bank to fully install, test, and activate a new wire monitoring system within 180 days. The Bank installed and activated a new wire monitoring system for its PCM unit without adequately testing the system. The Consent Order further required the Bank to conduct validation (gap) testing of the new system after installation. The Bank did not complete this testing within a reasonable period after installing the new system at its PCM unit. These instances of noncompliance exposed the Bank to a material risk of failing to report suspicious activity, including suspicious international wire transfers, to law enforcement.

(4) Pursuant to Article XI (Account/Transaction Activity Review (“Look-Back”)) of the Consent Order, the Bank retained a consultant to conduct a look-back to review certain account and transaction activity specified by the OCC. The look-back, and the prior review during 2010 of the Bank’s backlog of unprocessed alerts, together resulted in the Bank’s late-filing 890 SARs addressing suspicious activity in the amount of $6.34 billion.

(5) The foregoing violations of law and noncompliance with the Consent Order meet the requirements for a “Tier II” civil money penalty, pursuant to 12 U.S.C. § 1818(i)(2)(B). The violations of law formed a pattern of misconduct. The BSA/AML compliance program violation began by January 1, 2007, and continued through 2010. The remaining violations of law lasted for three years or longer.

(6) During 2007-10, the Bank benefited from the foregoing violations of law by conserving funds that it should have expended in order to maintain a robust BSA/AML compliance program, as required by law. In this case, it is necessary to assess a civil money penalty in excess of the benefit amount to promote compliance with statutory and regulatory requirements and deter future misconduct.

Pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby ORDERS that:

ARTICLE II

ORDER FOR A CIVIL MONEY PENALTY

(1) The Bank shall pay a civil money penalty of five hundred million dollars ($500,000,000.00) to the United States Treasury upon execution of this CMP Order.

(a)	The Bank shall pay the penalty by wire transfer to the United States Treasury, as instructed by the OCC.

(b)	Upon payment of the penalty, the Bank shall send photocopies of the confirmation of the wire transfer by e-mail and overnight delivery to the Director of Enforcement and Compliance, Office of the Comptroller of the Currency, 400 Seventh Street SW, Washington, DC 20219.

(2) This CMP Order shall be enforceable to the same extent and in the same manner as an effective and outstanding order that has been issued and has become final pursuant to 12 U.S.C. § 1818(h), (i) (as amended).

ARTICLE III

CLOSING

(1) If, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States to undertake any action affecting the Bank, nothing in this CMP Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(2) This CMP Order is and shall become effective upon its execution by the Comptroller, through his authorized representative whose hand appears below. The CMP Order shall remain effective and enforceable against the Bank and its successors in interest, except to the extent that, and until such time as, any provisions of this CMP Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(3) This CMP Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(i)(2), and expressly does not form, and may not be construed to form, a contract binding the Comptroller or the United States.

(4) The terms of this CMP Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 11th day of December, 2012.

/s/ Sally G. Belshaw
Sally G. Belshaw Deputy Comptroller for Large Bank Supervision Office of the Comptroller of the Currency